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ASHFIELD CAPITAL PARTNERS LLC

Code of Ethics

General

The Securities and Exchange Commission adopted Rule 204A-1 requiring advisers to establish, maintain, and enforce a written code of ethics. The code of ethics, at a minimum, must include: (1) standards of business conduct that the investment adviser requires of its supervised persons; (2) provisions requiring supervised persons to comply with applicable Federal securities laws; (3) provisions that require all access persons to report, and the investment adviser to review, their personal securities transactions and holdings periodically; (4) provisions requiring supervised persons to report any violations of the investment adviser’s code of ethics promptly to the firm’s Chief Compliance Officer; and (5) provisions requiring the investment adviser to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring its supervised persons to provide the investment adviser with a written acknowledgment of their receipt of the code and any amendments.

Policy

I.	OVERVIEW

Ashfield Capital Partners LLC is a registered investment adviser with the Securities and Exchange Commission. Ashfield Capital Partners developed this Code of Ethics (the “Code”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended. Rule 204A-1 requires investment advisers registered with the Securities and Exchange Commission and Rule 17j-1 generally requires an investment adviser to a mutual fund to establish, maintain, and enforce a written Code of Ethics.

Unless provided otherwise, this Code is applicable to Ashfield Capital Partners’ directors, officers, and employees (referred to herein as “Employees”). All Employees are considered as “Access Persons” as defined in Rule 204A-1. Access Persons does not include any officer, director or employee of Ashfield Capital Partners that is subject to a code of ethics that has been reviewed and approved by Ashfield Capital Partners. Ashfield Capital Partners’ Chief Compliance Officer has overall supervisory responsibility for Ashfield Capital Partners’ Compliance Program, including this Code, and serves directly, or appoints a designate to serve, as the Review Officer under this Code.

II.	STANDARDS OF BUSINESS CONDUCT

General Standards

All Employees are required to comply with applicable federal securities laws. Employees must report violations of this Code to the Review Officer. No Employee may:

1.	employ any device, scheme or artifice to defraud any client;
2.

make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.	engage in any manipulative practice with respect to a client.

Front-Running

Employees should not intentionally seek to engage in inappropriate personal trading activities and are strictly prohibited from front-running. Front-running generally involves the intentional placement of a personal security order “in front” of a client’s order to buy or sell the same security that would result in a better price than the client.

Personal Gain on Client Accounts/Conflicts of Interest

1.	Employees are prohibited from directly sharing in client gains or losses. This prohibition is designed to eliminate potential conflicts of interest.
2.

Employees must report all Reportable Securities in their Personal Accounts (including certain other accounts e.g. spouse and minor children) to the Compliance Department each quarter (See Section VII.C.). The Review Officer will review the transactions statements for conflicts of interest.

Insider Trading

Employees are prohibited from trading on the basis of material, nonpublic inside information. (See Section IV).

Advisory Agreements

With respect to entering new investment advisory agreements, Employees may not:

•	execute any investment advisory agreement on behalf of Ashfield Capital Partners unless such person is the Chief Executive Officer, or is authorized by the Chief Executive Officer;
•

provide investment advisory services to any person before a written investment advisory agreement has been entered into with such person in accordance with Ashfield Capital Partners’ account opening procedures;

•	modify the terms of any standard form of investment advisory agreement for clients without the prior approval of the Review Officer; or
•	enter into a directed brokerage arrangement with a client without the approval of the Review Officer, who will ensure that appropriate disclosure provisions are provided to the client.

Solicitation/Referral Fee Arrangements

Employees may not enter into an agreement on behalf of Ashfield Capital Partners with any person to solicit clients or potential clients for Ashfield Capital Partners without the prior written approval of the Review Officer. In addition, Employees may not pay, or agree to pay, any person a fee for recommending Ashfield Capital Partners to any client or potential client without the prior written approval of the Review Officer and compliance with applicable regulations.

Recommendations/Transactions for Client Accounts

3.	Employees may not recommend a transaction to any client unless the person making such recommendation is the Portfolio Manager, or a designate of the Portfolio Manager, for the client’s account.
4.

No Employee serving as an Ashfield Capital Partners Trader shall effect a transaction for any client’s account unless the Portfolio Manager, or the Portfolio Manager’s designate, for the account has directed the Trader to effect the transaction.

Advertisements

No Employee may publish, circulate, or distribute any advertisement without prior review by the Review Officer.

No Guarantees to Clients

Employees shall not guarantee any client that a specific result will be achieved (i.e., a gain or no loss) as a result of the advice that will be rendered.

Disclosure of Client Information

Ashfield Capital Partners operates under a fiduciary relationship with its clients. As a result of this relationship, Employees regularly obtain access to confidential client information. Employees of Ashfield Capital Partners are prohibited from disclosing that confidential client information to any person, other than for appropriate business purposes, without the express written consent of the client.

No Employee shall disclose the identity, affairs, or investments of any client to a third party without first receiving the approval of the Review Officer (this prohibition governs all disclosures, including disclosures made pursuant to Ashfield Capital Partners’ “advertisements”). In certain cases, clients may have approved the disclosure of their names in a list of Ashfield Capital Partners clients; however, the Review Officer shall approve any such lists to ensure that appropriate disclosures are included. In addition, Ashfield Capital Partners’ Privacy Policy also address the confidentiality of client information.

Borrowing from/Lending to Clients

Employees are strictly prohibited from borrowing money or securities from a client. In addition, Employees are also prohibited from lending money to a client. Loaning funds to clients could influence decisions made on behalf of the client and create a conflict of interest due to the indebtedness of the client to the Employee.

Gifts and Gratuities

Employees shall not give nor accept gifts in excess of $100 from a broker-dealer, investment adviser, or others who engage in business with Ashfield Capital Partners, in a given year to/from the same source without prior approval by the Employee’s supervisor and the Review Officer. Gifts of cash may never be accepted or disbursed by an Employee. All gifts must be reported to the Review Officer using the Gift Report Form (Exhibit I)

Gifts and gratuities are distinguishable from business entertainment. Employees may participate in an entertainment event as part of client services or some other legitimate business purpose. For purpose of these policies, the key factor in distinguishing between business entertainment and a “gift and gratuity” is whether the Employee and the client or other third-party business participant attend a business entertainment event together, with a business purpose, or simply give or receive tickets to an entertainment event.

Recording Conversations

Employees are prohibited from recording telephone or other conversations with any client without letting them know. For Employees on Ashfield Capital Partners’ trade desk, Employees are prohibited from recording trade desk telephone conversations without the “beeping” device to alert the other party that the call is being recorded.

Misrepresentations

Employees shall not make any misrepresentation (through omission or commission) to a client or prospective client, including any misrepresentation relating to the qualifications of Ashfield Capital Partners, its representatives or Employees, the nature of the advisory services being offered, or the fees charged for such services.

Trading Errors/Falsification of Records

1.

Employees are required to promptly notify the Review Officer that a trade has been mistakenly executed or not executed for any client. (See Ashfield Capital Partners’ trade error policies contained in Ashfield Capital Partners’ Compliance Manual.)

2.	Employees shall never falsify any information on Ashfield Capital Partners’ records, including any information pertaining to a client’s account, including a trading error.

Media/Lecture Activities

Employees of Ashfield Capital Partners are prohibited from engaging in the following activities, except as provided below:

•	Appear on radio or television without notifying the Review Officer.
•	Giving any lecture or accepting a public speaking engagement without notifying the Review Officer.
•	Being interviewed, or consenting to be interviewed, by any newspaper reporter, magazine writer, or any other media representative without notifying the Review Officer.
•

All inquiries regarding interviews, appearances, or lectures are to be referred to the Review Officer. Employees are required to notify the Review Officer in a timely manner (prior to participation is preferred).

Changes in Personal or Disciplinary Information

Ashfield Capital Partners has a strict obligation to disclose certain information pertaining to Employees’ personal and business activities, included in Form ADV and an individual’s Form U-4. Therefore, as provided in Ashfield Capital Partners’ Compliance Manual, Employees are required to promptly notify Ashfield Capital Partners’ Review Officer of changes to information that is required to be disclosed. Thus, it is prohibited for any Employee to engage in the following activities:

•

Failing to promptly notify the Review Officer of any changes to the Employee’s information that would result in amendments to Ashfield Capital Partners’ disciplinary disclosures on Part 1 of Form ADV, other disclosures contained in Form ADV, the individual’s Form U-4, or any other registration information on file for such person on the IARD, the CRD, or with any state.

•

Failing to promptly notify the Review Officer that such person has been, or has become, involved in any legal or disciplinary action of any type, including any civil or criminal proceeding or any administrative proceeding before the Securities and Exchange Commission or any other regulatory agency.

Activities for Entities Other Than Ashfield Capital Partners

No Employee shall engage in outside business or personal activities that interfere with the Employee’s performance of his or her duties to Ashfield Capital Partners and its clients, or which relate to Ashfield Capital Partners’ advisory business, in particular, and the securities industry, generally. Employees shall not own, operate, manage, or otherwise engage in or be employed by any outside business or activity without written prior notification to and the approval of the Review Officer.

In order to monitor such outside activities, each Employee is required to complete a “Statement of Outside Activities Form,” which is attached to this Code as Exhibit H. Each new Employee will also be required to complete the form. Should any Employee’s Statement of Outside Activities form become inaccurate, the Employee must submit a new form.

The activities listed below require the prior written approval of the Review Officer:

1.

Being an employee, officer, director, partner, owner, or registered agent of any investment adviser other than Ashfield Capital Partners or being separately licensed as an investment adviser or otherwise engaging in investment advisory activities for compensation apart from such person’s activities with Ashfield Capital Partners.

2.	Being an employee, officer, director, partner, owner, or registered agent of any broker-dealer, or holding a license with a broker-dealer.
3.	Being an employee, officer, director, partner, owner, or registered agent of any commodities trading adviser.
4.	Engaging in commodities trading activities without the appropriate license.
5.

Being an employee, officer, director, partner, or registered agent of any issuer of securities in which transactions are pending or are currently considered and current holdings in client portfolios under Ashfield Capital Partners’ management (collectively the “Securities Universe”).

6.	Engaging in sales activities for any issuer of securities.
7.	Engaging in any other outside business activity, establishing or maintaining a personal holding company, being a general partner in a partnership, or being a party in any joint venture.
8.	Serving as a trustee of any trust that is a client of Ashfield Capital Partners.
9.	Failing to promptly report to the Review Officer any of the foregoing activities or failing to obtain required approvals.

III.	PERSONAL TRADING POLICIES AND COMPLIANCE PROCEDURES

Ashfield Capital Partners has adopted this Code as a part of its overall compliance program. The Code sets out the details of Ashfield Capital Partners’ compliance requirements for its Employees and has been adopted by Ashfield Capital Partners. Ashfield Capital Partners and its Employees have a fiduciary obligation to make certain that firm and individual personal trading does not conflict with the interests of Ashfield Capital Partners’ clients.

Therefore, Ashfield Capital Partners has adopted a policy that discourages its Employees from trading in individual securities for their Personal Accounts. Ashfield Capital Partners does encourage all Employees who like to invest in the stock markets to invest in mutual fund products. Such investments may (but are not required to) include the mutual funds advised by Ashfield Capital Partners or the various mutual funds organized by its affiliates. Personal investments in mutual fund products, other than those advised by Ashfield Capital Partners or organized by its affiliates (“Affiliated Funds”), are exempt from the reporting requirements set out in this Code; however, investment in Affiliated Funds are reportable (see Section VII.C.) and mutual funds advised by Ashfield Capital Partners (“Managed Funds”) may not be bought and then sold at a profit in less than a 90 day calendar period. (See the Compliance Department for a listing of Affiliated Funds)

Employees are permitted to invest in mutual funds; closed-end funds; exchange-traded funds; private investment funds and private equities (“Limited Offerings”); and federal, state, and local government obligations. Certain personal investments permitted by the Code require pre-approval of the Head Trader, or his designate, and the Review Officer. The compliance procedures for each type of personal investment permitted by the Code are set out in Section VII.

Further, Ashfield Capital Partners reminds Employees, that federal securities laws, as well as Ashfield Capital Partners’ policies, prohibit trading on the basis of inside information. Federal law prohibits Ashfield Capital Partners and each of its Employees from purchasing or selling any publicly traded stock, bond, option, or other security on the basis of material, nonpublic information (i.e., insider trading). In addition, Ashfield Capital Partners and each of its Employees have a fiduciary obligation to Ashfield Capital Partners’ clients to protect the confidentiality of all proprietary, sensitive, or other confidential information communicated to Ashfield Capital Partners or such Employees by Ashfield Capital Partners’ clients. Finally, because Ashfield Capital Partners and each of its Employees is a fiduciary to Ashfield Capital Partners’ clients, Ashfield Capital Partners and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts between the interests of Ashfield Capital Partners or such Employees and the interests of Ashfield Capital Partners’ clients.

To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, Ashfield Capital Partners has adopted this Code. The policies and procedures set forth herein are intended to articulate Ashfield Capital Partners’ policies, educate the Employees about the issues and Ashfield Capital Partners’ policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that Ashfield Capital Partners satisfies its obligations in this area. By doing so, Ashfield Capital Partners hopes that the highest ethical standards are maintained and that the reputation of Ashfield Capital Partners is sustained.

IV.	POLICIES TO PREVENT INSIDER TRADING

A.	Insider Trading

It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. The restrictions pertaining to trading on inside information also prohibits Employees from engaging in personal trading in Affiliated Funds while in possession of inside information. Thus, to educate the Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

B.

Other Confidential Information

Certain information obtained by Ashfield Capital Partners that does not constitute “inside” information will still constitute confidential information that must be protected by Ashfield Capital Partners and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

C.	Conflicts of Interest

As a fiduciary to Ashfield Capital Partners’ clients, each Employee must avoid actual and apparent conflicts of interest with Ashfield Capital Partners’ clients. Such conflicts of interest could arise if securities are bought or sold for Personal Accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such Personal Accounts. Also, the Securities and Exchange Commission has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the adviser’s clients. If so, Employees are first obligated to make such limited opportunity available to Ashfield Capital Partners’ clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

V.	INSIDER TRADING

A.	Insider Trading Defined

The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit the:

•	purchase or sale of securities by an insider, on the basis of material, nonpublic information;
•

purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, partners, employees, and majority shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers, and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keeps the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

3.	What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or another publication of general circulation is considered public. Market rumors are not considered public information.

B.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•

fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•

fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, violations of the procedures set forth in this Code can be expected to result in sanctions imposed by and at the discretion of Ashfield Capital Partners, including but not limited to dismissal of the persons involved.

C.	Policy Statement Regarding Insider Trading

Ashfield Capital Partners expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, Ashfield Capital Partners discourages its Employees from seeking or knowingly obtaining material, nonpublic information. Ashfield Capital Partners also prohibits each of its Employees from serving as an officer or director of any company issuing publicly-traded securities.

D.	Procedures to Prevent Insider Trading

Since Ashfield Capital Partners does not have an investment banking division or affiliate, Employees generally do not serve as officers or directors of companies having publicly-traded securities (unless pre-approved by the Review Officer as not presenting a potential for a conflict of interest) and Ashfield Capital Partners’ portfolio managers do not regularly contact public issuers or analysts, Ashfield Capital Partners does not anticipate that its Employees will routinely be in receipt of material, nonpublic information concerning individual securities. From time to time, however, Employees may receive such information.

In addition, Employees may possess inside information concerning its affiliates and the mutual funds advised by Ashfield Capital Partners or organized by its affiliates. If any Employee receives any information which may constitute material, nonpublic information, such Employee (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a Personal Account or a client account; (ii) should not communicate such information to any other person (other than the Review Officer; and (iii) should discuss promptly such information with the Review Officer. Under no circumstances should such information be shared with any persons not employed by Ashfield Capital Partners, including family members and friends.

E.	Inside Information Regarding Old Mutual plc Stock

If an Employee becomes aware of any inside information regarding planned actions or reports by Ashfield Capital Partners’ parent company, Old Mutual plc, that Employee shall not trade in Old Mutual plc stock until the information is made public. It is Ashfield Capital Partners’ policy that, with respect to Old Mutual plc, all inside information is deemed “material” for purposes of this specific policy. Thus, there is a “black-out” period for Employees trading in Old Mutual plc stock until there is full public disclosure of the planned actions or reports. Employees trading in Old Mutual plc stock are also subject to Ashfield Capital Partners’ pre-approval and reporting requirements.

F.	Inside Information Regarding Publicly-Traded Funds

Insider-trading laws do apply to publicly-traded funds. Thus, employees of Ashfield Capital Partners who become aware of material, nonpublic information regarding publicly traded funds are subject to insider trading procedures, as contained in this Code. This situation is most likely to come about in connection with the mutual funds that are managed by Ashfield Capital Partners, but may also arise in connection with funds that are managed by affiliates of Ashfield Capital Partners or Old Mutual plc.

VI.	OTHER CONFIDENTIAL INFORMATION

A.	Confidential Information Defined

As noted above, even if Ashfield Capital Partners and its Employees do not receive material, nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about Ashfield Capital Partners’ clients and they may receive confidential or sensitive information about Ashfield Capital Partners’ affairs. Such confidential or sensitive information may include, among other things:

•	the name of the client. Except for appropriate business purposes, Ashfield Capital Partners will not to divulge or use its clients’ names without their consent;
•	financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio;
•	the names of the securities on Ashfield Capital Partners’ buy, sell, and source of funds lists;
•	the name of any security under consideration for placement on the buy, sell, or source of funds list; and
•

any information privately given to an Employee that, if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of Ashfield Capital Partners or (ii) embarrass or harm the client or Ashfield Capital Partners.

Given the breadth of the above, all information that an Employee obtains through Ashfield Capital Partners should be considered confidential unless that information is specifically available to the public.

B.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with Ashfield Capital Partners. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account, including mutual fund shares.

C.	Procedures Regarding Use and Treatment of Confidential Information

Ashfield Capital Partners encourages its Employees to be aware of, and sensitive to their treatment of confidential information. Ashfield Capital Partners prohibits its Employees from discussing such information unless necessary as part of their duties and responsibilities to Ashfield Capital Partners. Furthermore, Ashfield Capital Partners requires that each Employee take precautions to avoid storing confidential information in plain view in public areas of Ashfield Capital Partners’ facilities, and requires that each Employee remove confidential information from conference rooms, reception areas, and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains, or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee of Ashfield Capital Partners.

VII.	TRADING SECURITIES FOR PERSONAL ACCOUNTS

A.	Policy Statement Regarding Trading for Personal Accounts

Ashfield Capital Partners recognizes that the personal investment transactions of its Employees demand the application of a strict code of ethics. Consequently, Ashfield Capital Partners requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between Ashfield Capital Partners and its Employees, on the one hand, and the client, on the other hand.

Because Ashfield Capital Partners and each of its Employees is a fiduciary to Ashfield Capital Partners’ clients, such persons must avoid actual and apparent conflicts of interest with Ashfield Capital Partners’ clients. The client’s interest takes precedence over the personal interests of Ashfield Capital Partners and its Employees. If a potential conflict arises, Ashfield Capital Partners and the Employee must resolve the matter in the client’s favor.

Ashfield Capital Partners’ management takes the position that it is a conflict of interest for Employees to engage in excessive personal trading, since to do so would interfere with Employees’ obligations to focus their attention on Ashfield Capital Partners’ clients during the trading day. Employees spending company time researching trading opportunities in securities outside of Ashfield Capital Partners’ Securities Universe for personal trading purposes are not meeting their obligations to Ashfield Capital Partners’ clients. Similarly, Employees researching trading opportunities within Ashfield Capital Partners’ Securities Universe should be doing so for the benefit of Ashfield Capital Partners’ clients, rather than their personal trading.

Reportable Security means any security as defined in Section 202(a)(18) of the Adviser’s Act except that it does not include:

(i) direct obligations of the Government of the United States;

(ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii) shares issued by money market funds;

(iv) shares issued by open-end funds other than Affiliated Funds; and

(v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Funds.

As an overall Ashfield Capital Partners policy, Employees are not permitted to invest in options or futures of any kind or in initial public offerings. Furthermore, Employees are expected to not trade for short-term profits (60 days or less) in Reportable Securities. This short-term trading restriction does not apply to transactions: deemed by the Review Officer to be nondiscretionary on the part of the Employee, in Affiliated Funds, in municipal fund securities and in Exchange Traded Funds (ETFs). ETFs are portfolios of securities that trade throughout the day on an exchange. A closed-end mutual fund is not an ETF. It does not restrict the closing of positions at a loss.

While certain personal transactions are only required to be reported, usually through duplicate confirmations and statements and/or quarterly reports, to assist Ashfield Capital Partners in monitoring its Employees’ compliance with this Code, Ashfield Capital Partners has adopted a pre-clearance procedure for certain personal transactions (See Section VII.C.4.).

B.	Personal Account Defined

1.	Generally

The “Personal Account” of an Employee shall include each and every account (other than an account for the benefit of any of Ashfield Capital Partners’ clients) for which such Employee influences or controls investment decisions or in which an Employee may transact in Reportable Securities. An account for the benefit of any of the following will be presumed to be a “Personal Account” unless Ashfield Capital Partners and the Employee otherwise agree in writing.

•	an Employee of Ashfield Capital Partners.
•	the spouse of an Employee.
•	any child under the age of 22 of an Employee, whether or not residing with the Employee.
•	any other dependent of an Employee residing in the same household with the Employee.
•	any other person residing in the same household as the Employee.
•

any other account in which an Employee has a direct or indirect beneficial interest (e.g., an account for a trust, estate, partnership, or closely held corporation in which the Employee has a beneficial interest).

2.	Exemption

Where an Employee asserts that he or she does not have investment discretion with respect to a Personal Account either because: (1) the Employee has engaged a third-party investment professional to exercise complete investment discretion or (2) due to special circumstances, the Employee does not have investment discretion, these accounts, although “Personal Accounts”, are not subject to the pre-approval and trading restrictions contained in this Code with the exception of trades in Limited Offerings which always require prior approval and investments in initial public offerings which are prohibited. Nonetheless, the Employee is required to include such accounts in his or her personal trading reports. Any actual or appearance of a conflict of interest in the trading in the Employee’s excepted accounts may render these accounts subject to the pre-approval requirements. In order to qualify for this exemption, Employees must submit a written certification confirming that the Employee does not have investment discretion over the Personal Account and for Personal Accounts where a third-party investment professional was engaged, Employees must submit a written certification from the third-party investment professional confirming that the Employee does not have investment discretion over the Personal Account. In all cases, whether to grant the exemption is at the discretion of the Review Officer. Where possible, Ashfield Capital Partners recommends that Employees notify the Review Officer prior to opening such Personal Accounts in order to avoid inadvertent breaches of this Code.

C.	Procedures for Trading in Personal Accounts

1.	Notification of Personal Accounts

Each Employee shall submit to the Review Officer a Statement of Personal Accounts in the form attached hereto as Exhibit A. If an Employee’s Statement of Personal Accounts Form should become inaccurate or incomplete at any time, such Employee shall promptly submit to the Review Officer an amended Statement of Personal Accounts correcting all inaccurate or incomplete information.

For securities in Personal Accounts that are not held in a custodial account at a bank, broker or transfer agent, Employees should report these securities along with all Covered Securities on the Holdings Reports (Exhibit C) and list all transactions on the Quarterly Personal Trading Report, (Exhibit G).

2.	Duplicate Confirmations and Statements

Every Employee shall authorize each brokerage firm or other firm where the Employee’s Personal Accounts are maintained to send to Ashfield Capital Partners’ Compliance Department duplicate confirmations of all transactions placed in the Employee’s Personal Accounts, as well as monthly statements. A form letter to be used for this purpose is attached to these policies as Exhibit E. An Employee is required to direct duplicate confirmations and statements to Ashfield Capital Partners for all Personal Accounts, including those accounts in which only Affiliated Funds may be traded. Alternatively, an Employee may supply all of the confirmations and statements it receives directly to the Compliance Department regardless as to whether there were transactions during the period.

3.	Reportable Securities Holdings Reports

All Employees must provide the Compliance Department with an Initial Holdings Report, as part of the implementation of Ashfield Capital Partners’ Personal Trading Policies, within 10 calendar days of the Employee’s receipt of this Code. The Initial Holdings Report must include all Reportable Securities held in all Personal Accounts of each Employee as of the Employees first date of employment with Ashfield

Capital Partners, as the term “Personal Account” is defined in this Code. The Holding Report form to be used by Employees is attached as Exhibit C to this Code.

Within 30 days of the end of each calendar year, Employees will provide the Compliance Department with an Annual Holdings Report of all Reportable Securities still owned by the Employee in a Personal Account. Reportable Securities that were sold in the preceding calendar year should have already been reported through the pre-clearance and quarterly reporting process.

The Review Officer shall track the receipt of holdings reports to assure that such reports are submitted within the time period required.

4.	Pre-Clearance Procedures

While certain personal transactions are only required to be reported, the following personal transactions require that Employees obtain written pre-clearance: publicly-traded Securities and Limited Offerings. Access Persons are not required to pre-clear any transaction in the following categories of Reportable Securities: purchases or sales where such purchase or sale is non-volitional on the part of the Personal Account (e.g., a sale in connection with a court order), a purchase that is part of an automatic dividend reinvestment plan, shares of open-end mutual funds (including ETFs), shares issued by unit investment trusts (including ETFs) that are invested exclusively in one or more open-end funds, CDs, commercial paper, closed-end investment companies, banker acceptances, U.S. government bonds, and state and local bonds.

Ashfield Capital Partners has adopted a set of procedures that Employees must use when prior approval of a personal transaction is required. Personal investments require pre-clearance of both purchases and sales. Pre-Clearance Procedures require an Employee to:

a.	Confirm That Not in Receipt of Inside Information

Each Employee wishing to buy or sell Reportable Securities for a Personal Account, which require pre-clearance, should first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of the security.

b.	Confirm That Contemplated Transaction Should Not be Considered for Clients

When an Employee intends to effect a transaction that is a limited investment opportunity, such as a Limited Offering, the Employee must complete and submit a Limited Offering Pre-Clearance Form, Exhibit B. In approving the proposed investment, the Review Officer will seek to confirm that the proposed transaction is not appropriate for clients.

c.	Complete Pre-Clearance Form/Seek Pre-Approval

Employees proposing to buy or sell Reportable Securities requiring pre-clearance for a Personal Account shall request approval to buy or sell such Securities by completing and submitting to the Compliance Department a Pre-Clearance Form, attached hereto as Exhibit F. The Review Officer and the Head Trader, or his/her designate, must give such approval in writing prior to the trade being executed. An individual other than the Review Officer reviews every trade confirmation, account statement and report submitted by a Review Officer. The Review Officer and the Head Trader may review each other’s reports. The Head Trader and the Review Officer, or his/her designates, will sign the Pre-Clearance Form only if the trade complies with the following guidelines:

1)	Security Held or Being Considered for Client Accounts

Employees are prohibited from directly or indirectly using knowledge about securities contained in Ashfield Capital Partners’ Securities Universe to profit personally. The Review Officer may approve the Purchase or Sale of a Security which appears upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Client. These transactions would normally include (a) the Purchase or Sale of a Security not currently in the Securities Universe and (b) the Purchase or Sale of up to 1,000 shares of a Security in the Securities Universe if (i) the issuer has a market capitalization of over $1 billion and (ii) that Security is not then currently on the trading blotter. The Review Officer may make exceptions for securities with market capitalization of over $1 billion that are currently on the trading blotter if the Review Officer determines that the transaction does not present the likelihood of harm.

The Securities Universe is maintained by Ashfield Capital Partners’ investment team. If an equity Security is not currently in the Securities Universe, the Review Officer will consult with a member of the investment team to determine if the Security should be included in the Securities Universe.

If a Reportable Security requiring pre-clearance is purchased or considered for purchase by an Employee within 1 business day of a client purchase or consideration of a purchase for a client and the Employee becomes aware of the client transaction or proposed transaction, the Employee must immediately disclose the circumstances to the Review Officer.

2)	Security Part of Initial Public Offering

No Employee shall purchase for a Personal Account any security in an initial public offering.

3)	Security Issued by Old Mutual plc

Although Ashfield Capital Partners does not intend to purchase or sell for client accounts any publicly-traded securities issued by Old Mutual plc, no Employee may purchase or sell for such Employee’s Personal Account any publicly-traded securities issued by Old Mutual plc without prior approval.

4)	Execution of Trades

All pre-cleared trades for Personal Accounts must be executed by the end of the trading day on the day the approval is given by the Head Trader, or his designate, and the Review Officer. If the trade is not executed by the end of such period, another Pre-Clearance Form must be submitted. The Review Officer may rescind the approval of any proposed transaction at any time prior to the consummation of the proposed transaction.

D.	Quarterly Reporting of Personal Transactions

1.	Submission of Reports

In order for Ashfield Capital Partners to monitor compliance with its insider trading and conflict of interest policies and procedures, each Employee shall submit, or shall cause to be submitted, to the Compliance Department the following reports:

a.	Quarterly Account Statement

Employees shall cause their brokers or other custodians to submit at least quarterly account statements for each of their Personal Accounts to Ashfield Capital Partners (including Personal Accounts in which only Affiliated Funds are traded). The account statements shall be sent directly by the broker or other custodian to the Compliance Department within 30 calendar days following the end of each calendar quarter regardless of whe9ther any trading activity took place in the Personal Account during the quarter. The Review Officer shall track the receipt of transaction reports to assure that such reports are submitted within the time period required.

b.	Reporting on Limited Offerings

Employees are required to include transactions in Limited Offerings in their quarterly personal trading reports. All personal trades in Limited Offerings for the quarter must be reported on a Quarterly Personal Trading Report form (Exhibit G) and Statement of Limited Offerings (Exhibit D). Quarterly reports are due 30 days after the end of the quarter. The Review Officer will review quarterly reports.

2.	Review and Retention of Reports

The Review Officer shall review each transaction, and compare the transactions reported against the Pre-Clearance Forms to determine whether any violations of Ashfield Capital Partners’ policies or of the applicable securities laws took place. If there are any discrepancies between the transactions and Pre-Clearance Forms, the Review Officer shall promptly contact such Employee to resolve the discrepancy. Upon discovering a violation of these procedures, Ashfield Capital Partners may impose such sanctions, as it deems appropriate, including a letter of censure or suspension or termination of the employment of the violator.

Ashfield Capital Partners shall retain all documents required to be submitted by Employees under this provision, including, without limitation, all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Investment Advisers Act of 1940, as amended, and the rules adopted by the Securities and Exchange Commission under the Investment Advisers Act.

3.	Notification of Interest

VIII.

IF AN EMPLOYEE KNOWS THAT ASHFIELD CAPITAL PARTNERS IS CONTEMPLATING BUYING OR SELLING ANY SECURITY (WHETHER REPORTABLE SECURITIES OR NOT) HELD BY A PERSONAL ACCOUNT OF THAT EMPLOYEE, THE EMPLOYEE MUST DISCLOSE HIS OR HER POSITION IN THE SECURITY TO (I) THE INVESTMENT TEAM AT THE TIME THE SECURITY IS BEING DISCUSSED OR (II) THE ANALYST AT THE TIME THE SECURITY IS BEING DISCUSSED WITH THE ANALYST, WHICHEVER EVENT OCCURS EARLIER. THIS DISCLOSURE SHALL INCLUDE THE DATE OF ACQUISITION BY THE PERSONAL ACCOUNT, THE SIZE OF THE POSITION HELD, THE PRICE PAID AND ANY OTHER INFORMATION REQUESTED BY THE PORTFOLIO MANAGERS OR REVIEW OFFICER. ASHFIELD CAPITAL PARTNERS WILL DETERMINE WHAT ACTION IS APPROPRIATE TO AVOID A CONFLICT OF INTEREST. SUCH ACTION MAY INCLUDE REQUIRING THE PERSONAL ACCOUNT TO LIQUIDATE ITS POSITION IN THE SECURITY BEING CONTEMPLATED FOR PURCHASE BY CLIENTS, OR 60

A.	Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code. Any violations of such policies and procedures may result in serious sanctions, including dismissal from Ashfield Capital Partners.

Exceptions may be made to the policies and procedures contained within this Code of Ethics at the discretion of the Review Officer but any such exception should be documented and reviewed with the Chief Executive Officer in a timely manner.

B.	Annual Circulation/Certification

Ashfield Capital Partners’ Code shall be circulated periodically to all Employees, and at least quarterly each Employee shall be asked to certify in writing (using Exhibit G, Quarterly Personal Trading Report) that he or she has followed the Personal Trading Policies. Employees will submit an acknowledgement that they have received the Code of Ethics at the time of employment and at the time that the Code is amended.

C.	Questions

Any questions regarding Ashfield Capital Partners’ policies or procedures with respect to insider trading, confidential information, and conflicts of interest should be referred to the Review Officer.

Responsibility

The Chief Compliance Officer has overall responsibility to ensure compliance with Ashfield Capital Partners’ Code of Ethics.

Exhibit A

Ashfield Capital Partners LLC

Statement of Personal Accounts

Pursuant to the Ashfield Capital Partners’ Code of Ethics, I hereby certify that the following is a true, accurate, and complete list of all my Personal Accounts (as that term is defined in the Code of Ethics to include any account where any Reportable Security may be traded) as of the date set forth below. The Personal Accounts shown below must include accounts in which assets are invested in investment limited partnerships and other private funds.

1.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:
Account Number:
Type of Account:	401(k)	IRA	Brokerage	Other
If New Personal Account, Date Account was Opened:

2.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:
Account Number:
Type of Account:	401(k)	IRA	Brokerage	Other
If New Personal Account, Date Account was Opened:

3.        Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:
Account Number:
Type of Account:	401(k)	IRA	Brokerage	Other
If New Personal Account, Date Account was Opened:

4.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:
Account Number:
Type of Account:	401(k)	IRA	Brokerage	Other
If New Personal Account, Date Account was Opened:

I hereby certify that I will submit to the Compliance Department an amended Statement of Personal Accounts if the foregoing information should become inaccurate or incomplete at any time.

Date:

Signature of Employee

Name of Employee

Additional accounts may be described by attaching additional pages.

Exhibit B

Ashfield Capital Partners LLC

Limited Offering Pre-Clearance Form

Pursuant to the Ashfield Capital Partners’ Code of Ethics, I hereby certify that the following is a true and accurate.

I am seeking approval to investing in the below Limited Offering, which is considered a limited investment opportunity an3d the investment(s) is not currently deemed appropriate for any of Ashfield Capital Partners’ clients.

1.	Name of Limited Offering:
Date Limited Offering Interest Acquired:
Reason Limited Offering was Not Appropriate for Clients:

2.	Name of Limited Offering:
Date Limited Offering Interest Acquired:
Reason Limited Offering was Not Appropriate for Clients:

Employee:	Date

Approval:	Date

Additional holdings may be described by attaching additional pages.

Exhibit C

Ashfield Capital Partners LLC

Holding Report

Employee Name:________________________________

Date Acquired	Shares/ Amount	Security Name and Type	Symbol/CUSIP	Broker	Price

Attach additional copies of this form, as needed.

I certify that the foregoing is a true and correct list of the Reportable Securities held in all of my Personal Accounts, as defined in Ashfield Capital Partners’ Code of Ethics.

Employee Signature	Date

Exhibit D

Ashfield Capital Partners LLC

Statement of Limited Offerings

Pursuant to the Ashfield Capital Partners’ Code of Ethics, I hereby certify that the following is a true, accurate, and complete list of all my Limited Offerings, including Private Equity Securities and Private Investment Funds that are not held in a Personal Account reported in Exhibit A, as of the date set forth below.

At the time of investing in the below Limited Offerings, which is considered a limited investment opportunity, the investment(s) was not deemed appropriate for any of Ashfield Capital Partners’ clients.

1.	Name of Limited Offering:
Date Limited Offering Interest Acquired:
The price at which the transaction was effected:

The name of the broker, dealer, bank, or other entity with or through which the transaction was effected:

Reason Limited Offering was Not Appropriate for Clients:

2.	Name of Limited Offering:
Date Limited Offering Interest Acquired:
The price at which the transaction was effected:

The name of the broker, dealer, bank, or other entity with or through which the transaction was effected:

Reason Limited Offering was Not Appropriate for Clients:

Employee:	Date

Additional holdings may be described by attaching additional pages.

Exhibit E

Ashfield Capital Partners LLC

Letter Requesting Duplicate Statements / Confirmations

(Date)

(Broker name and address)

RE:	(Employee)

(S.S.)

Dear Sir or Madam:

Please be advised that the above-referenced person is an employee of Ashfield Capital Partners LLC, a registered investment adviser. We request that you send duplicate confirmations and statements of this employee’s transactions in securities, to the attention of:

Ashfield Capital Partners LLC

750 Battery Street, Suite 600

San Francisco, California 94111

Attn: Compliance Department

This request is made pursuant to Ashfield Capital Partners’ Code of Ethics, which it is required to maintain under the federal securities laws.

Thank you for your cooperation.

Sincerely,

Chief Compliance Officer

Exhibit F

Ashfield Capital Partners LLC

Pre-Clearance Form

Employee Name:	Account:

I request prior written authorization to make a transaction in the following Security(s) for my Personal Account(s), for which I have instructed duplicate trade confirmations to be mailed to Ashfield Capital Partners’ Compliance Department. I acknowledge:

1.

As of today’s date I have no knowledge of a possible or pending purchase or sale of the above security in any Ashfield Capital Partners client portfolio. Furthermore, to the best of my current knowledge, this security has neither been a part nor will it be a part of Ashfield Capital Partners’ Security Universe for 24 hours (7 days if this is an Investment Personnel’s request) before and after this request.

2.

That If the Review Officer to whom I submit this written request determines that the above trade would contravene Ashfield Capital Partners’ Code of Ethics, such review officer in his/her sole discretion has the right not to approve the trade, and I undertake to abide by his/her decision. In addition, if the review officer determines, post effectively, that this transaction contravenes with Ashfield Capital Partners’ Code, the Review Officer may require that the transaction be unwound or that profits be disgorged.

3.

Having received and read the policies with respect to the reporting of securities transactions and insider trading in Ashfield Capital Partners’ Code of Ethics, and I further acknowledge that I am aware that any violation of such policies may represent cause for dismissal.

4.	That an approval is valid until the end of the trading day on the day the approval is granted. If the trade is not executed by the end of such period, another Pre-Clearance Form must be submitted.

Date	Buy	Sell	Shares/Amount	Security Name	Symbol	Broker	Price

Employee Signature:	Date:

Head Trader/Designate	Date and Time Stamp

Review Officer / Designate	Date and Time Stamp

Compliance Use Only:

On Blotter?: YES(Denied) NO Time: _______

If Sell will result in a profit, was Security Held > 60 days?: YES NO(Denied) N/A

In Securities Universe: YES NO

If NO: Has the security been reviewed by appropriate personnel to confirm that it should not be contained in the Securities Universe?: YES NO

If in Securities Universe, does it meet the following exemptions?

1000 shares or Less: YES NO(Denied)

Greater than $1 Billion Mkt. Cap: YES NO(Denied)

Approved: YES NO

Exception to General Policy: YES NO

If YES, explain: _______________________________________________________________

Exhibit G

Ashfield Capital Partners LLC

Quarterly Personal Trading Report

Personal Trading Report for the quarter ending:
Employee’s Name:

REPORTABLE SECURITIES (at least one line below must be checked):

___

I confirm that I am currently causing each broker, dealer, bank, or other custodian for each of my Personal Accounts to forward duplicate confirmations and statements to Ashfield Capital Partners and transaction information for the reporting period has been received by the Compliance Department within 30 days after the calendar quarter end.

___

For Limited Offerings not held in Personal Accounts or for Personal Accounts where complete transaction information was not received within 30 days after the calendar quarter end, attached is a listing of transactions for my Personal Accounts for Reportable Securities transactions during the last calendar quarter. The attached information includes:

1)

The date of the transaction, the title, the exchange ticker symbol or CUSIP number*, interest rate and maturity date*, the number of shares, and the principal amount of each security involved. (*as applicable)

2)	The nature if the transaction (i.e., purchase, sale, or any other type of acquisition or disposition).
3)	The price at which the transaction was effected; and
4)	The name of the broker, dealer, or bank with or through which the transaction was effected.
___	I did not have any reportable transactions during this reporting quarter.
___	I have new Personal Accounts to report and an amended Exhibit A is attached.
___	I confirm that I did not have any Personal Accounts, as defined in Ashfield Capital Partners’ Code of Ethics, this quarter.

Further, I represent and confirm the following:

1)	The statements made in this report are true and complete to the best of my knowledge and belief.
2)	This report reflects all personal securities transactions of which I am a beneficial owner.
3)	This report includes all of my Personal Accounts, as defined in the Ashfield Capital Partners Code of Ethics.
4)	That I have received the Ashfield Capital Partners’ Code of Ethics and have read and understand the policies set out in the Code.

Employee’s Signature:	Date:	________________

THIS REPORT IS TO BE SUBMITTED TO THE COMPLIANCE DEPARTMENT ON OR BEFORE JANUARY 30TH, APRIL 30TH, JULY 30TH, AND OCTOBER 30TH OF EACH YEAR AND SHALL REFLECT TRANSACTIONS OCCURRING DURING THE REPORTING QUARTER. THIS REPORT SHALL INCLUDE ALL TRANSACTIONS IN SECURITIES IN WHICH THE PERSON COMPLETING THIS REPORT HAS A DIRECT OR INDIRECT BENEFICIAL INTEREST.

Exhibit H

Ashfield Capital Partners LLC

Employee’s Statement of Outside Activities

I.	Outside Activities

List all outside activities in which you are involved (i.e.; all other current employment, involvement in investment clubs) or any other activities that relate to the business of Ashfield Capital Partners or the securities industry.

Outside Activity	Nature of Activity

II.	Ownership or Directorship

List any ownership in companies (if public only, if greater than 5%), any directorship or if you are an officer of any company other than Ashfield Capital Partners indicate if none:

Company	Title	% Ownership

Note: By my signature below, I confirm that I have disclosed all reportable outside activities and control positions in companies other than Ashfield Capital Partners. Check box below to confirm that you engage in no reportable outside activities, nor hold any reportable control positions, but will amend this form as needed.

Print Name	Signature	Date

Exhibit I

Ashfield Capital Partners LLC

Gift Report Form

Employee Name:

Date gift was received:

Name of the give and their relationship with Ashfield Capital Partners:

Description of the gift:

Value of the Gift:

Reason for the gift:

Please list all gifts and entertainment received by this giver within the past 12 months:

I certify that the information above is true and accurate to the best of my knowledge. This Report is submitted based on the requirements of Ashfield Capital Partners’ Code of Ethics.

Employee’s Signature	Date

Exhibit J

Ashfield Capital Partners LLC

Code of Ethics Acknowledgement

I,                                            , acknowledge that I have read the Code of Ethics (“Code”) adopted by Ashfield Capital Partners. I understand and will comply with the Code during my employment with Ashfield Capital Partners. If at any time, the information I have provided becomes inaccurate, I will notify the Chief Compliance Officer immediately. I understand that any violation of this Code can and may result in disciplinary actions including but not limited to, written warnings, fines, and termination.

Signature	Date